Laura Owens (b. 1970)



As her market continues to rise, with three of her top five records set since 2021, we offer our investors an opportunity to invest in one of Owens' rare, groundbreaking works.

INVESTMENT THESIS

Initial Offering Price
$1,027,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.5m
$1.0m
$0.5m

Price Appreciation of Similar Works
14.3%

Sharpe Ratio (2004-2023) watch video

Laura Owens	Not enough data
All Art	0.43
S&P 500	0.55

48% Progress

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Laura Owens
(b. 1970)

Why we like this offering

1. The Artwork is representative of Laura Owen's abstract compositions, which combine styles and techniques from historically male-dominated art movements, such as the grid from Minimalism, silkscreen from Pop Art, and gestural brushstrokes from Abstract Expressionism and Art Informel.
2. Auction records for artworks similar in scale, style, and period are led by *Untitled (2016)*, which sold for $1,593,000 at Sotheby's in November 2021, and *Untitled (2019)*, which sold for $1,124,000 at Sotheby's in May 2019.
3. Laura Owens' interest in creating "disparate" paintings stems from her education at California Institute of the Arts in 1994, where she studied with the conceptual artist Michael Asher who insisted that artists must justify every element of their work. Instead, Asher's lesson inspired Owens to actively reject this approach to art and combine seemingly incompatible elements on a single canvas.
4. The Artwork is a large-scale vertical composition centered around a set of large, stacked rectangular forms. The rectangles contain smaller rectangles, squares and circles in rows like windows, which gives them an architectural feel. This deconstructed cityscape is surrounded by black gestural brushstrokes and fragments of a blue, green, pink and brown grid.
5. The Artwork was held in one collection after its original purchase from Galerie Gisela Capitan, Cologne. This makes Masterworks' investors the first to own this painting on the secondary market.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$2,038,720	6	$1,450,000

Turnover by Year


11
12
13
14
15
16
17
18
19
20
21
22

Lots Auctioned


Sold
Unsold
13
9.75
6.5
3.25
11
12
13
14
15
16
17
18
19
20
21
22

Initial Offering Price	**$1,027,000**
Offering Circular	sec.gov/edgar

Painting





About Laura Owens

Laura Owens (b. 1970, Euclid, OH) is a contemporary American artist known for her large-scale mixed media paintings that combine a variety of art historical references and painterly techniques. The artist consistently references a plethora of themes from cartoon characters to an Henri Matisse painting, her work is more concerned about making an interesting painting than fitting into a single niche.

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LAURA OWENS

b. 1970, UNITED STATES



$1,027,000

INITIAL OFFERING

14.3%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

26.2%

RECORD PRICE APPRECIATION[3]

6.1%

MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Oil and acrylic on linen | 86 × 78 in.

Laura Owens is internationally celebrated for her large-scale paintings that oscillate between representation and abstraction, often humorously engaging with their surrounding environments and the role of gender in art history.

The Artwork is representative of Laura Owen's abstract compositions, which combine styles and techniques from historically male-dominated art movements, such as the grid from Minimalism, silkscreen from Pop Art, and gestural brushstrokes from Abstract Expressionism and Art Informel. Laura Owens' interest in creating "disparate" paintings stems from her education at California Institute of the Arts in 1994, where she studied with the conceptual artist Michael Asher who insisted that artists must justify every element of their work. Instead, Asher's lesson inspired Owens to actively reject this approach to art and combine seemingly incompatible elements on a single canvas. The Artwork is a large-scale vertical composition centered around a set of large, stacked rectangular forms. The rectangles contain smaller rectangles, squares and circles in rows like windows, which gives them an architectural feel. This deconstructed cityscape is surrounded by black gestural brushstrokes and fragments of a blue, green, pink and brown grid. Auction records for artworks similar in scale, style, and period are led by Untitled (2016), which sold for $1,593,000 at Sotheby's New York on November 18, 2021, and Untitled (2019), which sold for $1,124,000 at Sotheby's New York on May 17, 2019.

Laura Owens is represented worldwide by Sadie Coles and Matthew Mark Gallery. She has been the subject of numerous solo exhibitions at prestigious institutions such as the Secession in Vienna, Kunstmuseum Bonn, Bonnefanten Museum, Kunsthalle Zürich, Camden Arts Centre in London, Milwaukee Art Museum, Aspen Art Museum, the Isabella Stewart Gardner Museum in Boston, and Whitney Museum Of American Art in New York. In addition to her major, mid-career survey exhibition at the museum, which traveled to the Dallas Museum of Art and The Geffen Contemporary at the Museum of Contemporary Art in Los Angeles, Owens has been featured in two Whitney Biennials and is represented in their permanent collection. Her works are also held in the collections of the Museum of Modern Art in New York, Art Institute of Chicago, Museum of Contemporary Art in Los Angeles, and National Gallery in Washington D.C., among many others. The artist's current auction records are led by Untitled (2012) which sold for $1,755,000 at Sotheby's New York on November 16, 2017, Untitled (2016), which sold for $1,593,000 at Sotheby's New York on November 18, 2021, and Untitled (2019), which sold for $1,124,000 at Sotheby's New York on May 17, 2019.

THE ARTIST'S CURRENT AUCTION RECORDS ARE LED BY UNTITLED (2012) WHICH SOLD FOR $1,755,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2017, UNTITLED (2016), WHICH SOLD FOR $1,593,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 18, 2021, AND UNTITLED (2019), WHICH SOLD FOR $1,124,000 AT SOTHEBY'S NEW YORK ON MAY 17, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$1.8M
$1.3M
$0.9M
$0.4M
2011
2012
2013
2014
2015
2016
2016
2017
2018
2019
2020
2021
2022
2023

Laura Owens (b. 1970, Euclid, OH) is a contemporary American artist known for her large-scale mixed media paintings that combine a variety of art historical references and painterly techniques. During her formative years, she explored various mediums and experimented with different artistic techniques, laying the foundation for her eclectic and boundary-pushing style. She earned a BFA from the Rhode Island School of Design in 1992 and went on to complete an MFA from the California Institute for the Arts two years later. After graduation, Owens settled in Los Angeles, where she organized exhibitions and collaborated with other artists. She challenges traditional notions of the medium by incorporating a wide range of techniques, materials, and subjects into her artworks. Owens seamlessly blends elements of abstraction, figuration, and typography, creating visually dynamic and layered compositions. Her work explores themes of identity, representation, and the boundaries of painting, pushing the boundaries of the medium and expanding the possibilities of contemporary art. Owens' innovative approach has garnered critical acclaim and influenced a new generation of artists.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Laura Owens with the following criteria: Post 2000 works on canvas that measure between 60 inches by 60 inches and 110 inches by 110 inches. The comparative set includes two paintings acquired by Masterworks: Masterworks 315, LLC, at Sotheby's, New York Contemporary Day Auction held on May 19, 2023 for $517,500 and Masterworks 168, LLC, at Sotheby's, New York Contemporary Curated held on September 30, 2022, for $693,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.3% CAGR implied from selected sales occurring from October 14, 2011 to May 19, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Laura Owens have a record price compound annual growth rate ("CAGR") of 26.2% from November 17, 2000 to June 30, 2023. This calculation is based on (i) a record price of $7,500 on November 17, 2000, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,450,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Laura Owens is 15.9%, which is based on repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Laura Owens was November 12, 2004, and ending on the last date a repeat sale occurred for such artist, which in the case of Laura Owens was March 9, 2018. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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